Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants Netherland, Sewell & Associates, Inc. hereby consents to incorporation by reference in the Registration Statement No. 333-181531 on Form S-3 of Breitburn Energy Partners LP of all references to our firm, including under the headings “Experts,” and information from our reserves report relating to the proved oil and gas reserves of QR Energy, LP dated February 6, 2014 (the “Report”) and to all references to our firm and information from the Report appearing in this Current Report on Form 8-K of Breitburn Energy Partners LP.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

October 6, 2014

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